Exhibit 15

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of                     , 2011 by and between [Parent], a Delaware limited liability company (“Parent”), and the undersigned stockholder (“Stockholder”) of [Raven], a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, [Merger Subsidiary], a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, the Company’s Board of Directors has, prior to the execution of this Agreement, approved and adopted the Merger Agreement, and such approval and adoption has not been withdrawn;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Stock and such number of Company Stock Options and Warrants as set forth on Schedule 1; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to his Shares and certain other matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01  Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)        “Shares” means (i) all securities of the Company (including Company Stock, Company Stock Options, Warrants and other options, warrants and other rights to acquire shares of Company Stock) beneficially owned by Stockholder as of the date hereof (including without limitation, all securities of the Company set forth on Schedule 1) and (ii) all additional securities of the Company (including Company Stock, Company Stock Options, Warrants, other options, warrants and rights to acquire shares of Company Stock, and any such shares of Company Stock acquired as a result of exercise or settlement thereof) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the record date for the Company Stockholder Meeting or, if later, the record date for any adjournment or postponement thereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(b)        For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (whether with or without consideration) (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

Section 1.02    Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

AGREEMENT TO VOTE; GRANT OF PROXY

Section 2.01    Agreement To Vote Shares. (a) Prior to the termination of this Agreement, at every meeting of stockholders of the Company called, including the Company Stockholder Meeting, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of stockholders of the Company, Stockholder shall, or shall cause the holder of record of any Shares on any applicable record date to, vote all Shares that Stockholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b)        Stockholder agrees that prior to termination of this Agreement he will not (and will cause the holder of record on any applicable record date not to) vote any Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Company Acquisition Proposal (other than the Merger), (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company (other than the Merger),

(iii) corporate action the consummation of which would materially frustrate the purposes, prevent or delay the consummation, of the transactions contemplated by the Merger Agreement, (iv) any change in the board of directors of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent, (v) any material change in the present capitalization or dividend policy of the Company, or (vi) any material change in the Company’s corporate structure, the Company’s articles of incorporation, charter or bylaws or comparable organizational documents of the Company, except as contemplated by the Merger Agreement or otherwise agreed to in writing by Parent.

Section 2.02    Irrevocable Proxy.  Stockholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Shares. During the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with and pursuant to Section 5.04 hereof, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner expressly provided in Section 2.01 as Parent or its proxy or substitute shall, in Parent’s reasonable discretion, deem proper with respect to all of the Stockholder’s Shares. Except as provided in the following sentence, the proxy granted by Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement. The proxy granted by Stockholder shall be revoked automatically and without any further act of Stockholder upon termination of this Agreement in accordance with its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01    Stockholder represents and warrants to Parent that:

(a)        Corporation Authorization.  Unless Stockholder is a natural Person, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate (or equivalent) powers of Stockholder and have been duly authorized by all necessary corporate (or equivalent) action. If Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding agreement of Stockholder.

(b)        Non-Contravention.  The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any material agreement or other instrument binding on Stockholder or (d) result in the imposition of any Lien on any Shares beneficially owned by Stockholder, except for (i) such violations that would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement, or (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement .

(c)        Ownership of Shares.  (i) Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the shares of Company Stock set forth on Schedule 1, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares).

(ii)        Stockholder is the owner of the Company Stock Options and Warrants set forth on Schedule 1, which are exercisable for or convertible upon settlement into the number of shares of Company Stock set forth below them on Schedule 1. All such Company Stock Options and Warrants are, and all such shares of Company Stock issuable upon the exercise or settlement of such Company Stock Options and Warrants will be, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares).

(iii)       For each of the Shares owned by Stockholder, Stockholder has (A) the sole right to vote, (B) the sole power of disposition, and (C) the sole power to demand dissenter’s rights, if applicable. None of the shares of Company Stock, Company Stock Options and Warrants set forth on Schedule 1 are (or, if unissued, will be upon issuance) subject to any proxy, voting trust or other agreement or arrangement with respect to the voting or disposition of such shares, options or warrants.

(d)        Total Shares.  Except for the securities set forth on Schedule 1 (including the shares of Company Stock issuable upon the exercise or settlement of any such securities), Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)        Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(f)        Litigation.  As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

(g)        Reliance.  Stockholder understands and acknowledges that each of Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(h)        Company Acquisition Proposals.  As of the date of this Agreement, Stockholder is not engaged in any discussions or negotiations with any party other than Parent with respect any Company Acquisition Proposal.

Section 3.02. Parent represents and warrants to Stockholder that:

(a)        Authorization.  Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the full limited liability company capacity, right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b)        Non-Contravention.  The execution, deliver and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not (a) violate its certificate of incorporation or by-laws (or similar governing documents) or any Applicable Law, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, or (c) require any other consent or action by any Person under, constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent or any other Person is entitled under, any provision of any material agreement or other instrument binding on Parent, except such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Parent from performing its obligations under this Agreement.

ARTICLE 4

COVENANTS

Section 4.01    Transfer Restrictions.  Prior to the termination of this Agreement Stockholder agrees not to cause or permit any Transfer of any of Stockholder’s Shares to be effected, except (a) as contemplated by the Merger Agreement, (b) by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were the Stockholder hereunder), or (c) as specifically required by court order; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise any stock options or warrants of the Company held by Stockholder, (ii) transfer Shares in connection with estate and charitable planning purposes or for the benefit of one or more members of the Stockholder’s immediate family, so long as the transferee, prior to such Transfer, is bound to the fullest extent as if the transferee were Stockholder hereunder, or (iii) by will in which case this Agreement shall bind the transferee. Stockholder agrees not to deposit (or permit the deposit of) any of Stockholder’s Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares, or prior to the termination of this Agreement take any action that would make any representation, warranty or covenant of the Stockholder contained herein materially untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

Section 4.02    Legending of Shares.  If so requested by Parent in respect of any Shares, Stockholder agrees that such Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03    Appraisal Rights.  Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.04    Further Assurances.  Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its or his commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.01    Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder to act in his capacity as a director or officer of the Company or any designee of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company). No action taken by Stockholder in his capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02    No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

Section 5.03    Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04    Termination.  This Agreement shall terminate:

(a)        upon the earliest to occur of:

(i)        the Effective Time;

(ii)       the termination of the Merger Agreement in accordance with its terms;

(b)        at any time upon the written agreement of Parent and Stockholder; and

(c)        the amendment or modification of the Merger Agreement as in effect as of the date hereof to reduce the Merger Consideration or otherwise change the terms and conditions, taken as a whole, of the Merger Agreement in a way that is materially adverse to the holders of Common Stock solely in their capacities as holders of Common Stock.

Section 5.05    Breach; Survival.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 5.06 through 5.13 of this Agreement will survive the termination of this Agreement.

Section 5.06    Publication.  Stockholder authorizes the Company to publish and disclose in any announcement, disclosure or filing required by any Governmental Authority, Stockholder’s identity and ownership of Shares and the nature of his commitments, arrangements and understandings made pursuant to this Agreement.

Section 5.07    Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.08    Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent. No person, other than the parties hereto and their successors and permitted assigns, shall have right, remedy, or claim under or in respect of this Agreement or any provision hereof.

Section 5.09    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)        Each of the parties hereto (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (ii) irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) agrees that service of process on such party as provided in Section 5.10 shall be deemed effective service of process on such party.

(c)        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10    Notices.  All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

[Name of Parent]

[Address]

[Address]

Attention: [Name]

Facsimile No.: [Number]

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:        Robert F. Wall

                         Brian M. Schafer

Facsimile No.: (312) 558-5700

if to Stockholder, to:

[Name of Stockholder]

[Address]

[Address]

Attention: [Name]

Facsimile No.: [Number]

[with a copy to:

[Name of Stockholder’s Counsel]

[Address]

[Address]

Attention: [Name]

Facsimile No.: [Number]]

Section 5.11    Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12    Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.14    Pending Bankruptcy of Stockholder.  In the event that Stockholder shall be the subject of a pending bankruptcy petition under Title 11 of the United States Code, this Agreement shall not become effective with respect to or binding upon Stockholder, and none of the representations, warranties, covenants or agreements of Stockholder (except for the covenant set forth in the last sentence of this Section 5.14) shall be deemed to be given, true or correct (in the case of representations and warranties) or made (in the case of covenants and agreements) until the first date on which this Agreement and the transactions contemplated hereby have been duly approved by the bankruptcy court exercising jurisdiction over such case by virtue of the entry of an order authorizing Stockholder to enter into this Agreement (the “Approval Order”), and the expiration of any period in which an appeal may be filed to such Approval Order without the entry of an order staying the effect of the Approval Order. Stockholder hereby agrees that Stockholder will use Stockholder’s commercially reasonable efforts to expedite the filing of any pleadings necessary or appropriate to cause the bankruptcy court to enter the Approval Order as expeditiously as possible.

Section 5.15    Board of Directors Action.  No action taken by the Board of Directors of the Company (including the withdrawal, modification or amendment of the Company Board Recommendation that the shareholders of the Company vote in favor of the adoption of the Merger Agreement) shall modify, alter, change or otherwise affect the obligations of Stockholder hereunder, subject to Section 5.01.

Section 5.16    Legal Counsel.  Stockholder acknowledges that he has been advised to, and has had the opportunity to consult with his personal attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for Parent represent the Parent and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby. Stockholder acknowledges that attorneys for the Company represent the Company and do not represent any of the stockholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 5.17    Entire Agreement.  This Agreement (including, without limitation, the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

[PARENT]

By:
Name:
Title:

STOCKHOLDER:

Name:

Schedule 1

Shares Beneficially Owned by Stockholder

             shares of Company Stock

             Company Stock Options

             shares of Company Stock issuable upon exercise of such outstanding Company Stock Options

             Warrants

             shares of Company Stock issuable upon exercise of such outstanding Warrants